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                                                                    EXHIBIT 99.1

                                   ADVO, INC.

                          FACT SHEET FOR NEW DIRECTORS

         Board Meeting Schedule. We schedule five regular Board meetings each year. Board meetings are generally held at our Corporate Headquarters in Windsor, Connecticut, with the exception of the late fall meeting, which is held in New York City, and one meeting a year held at a specified ADVO location. Committee meetings are either the evening before, or on the day of, the Board meeting, or by telephone a few days before the Board meeting. Occasionally, we may set up a special telephone meeting, which seldom lasts more than two hours. We attempt to provide at least a week's written notice for these special meetings.

         Committees. Currently, our Board has four committees: an Audit Committee, Compensation and Nomination Committee, Corporate Governance Committee, and Qualified Legal Compliance Committee. (Our Audit Committee currently serves as our Qualified Legal Compliance Committee.)

         Attendance. As you may know, under Securities and Exchange Commission ("SEC") rules, we are required to report in our annual proxy statement if any director attends fewer than 75% of our Board and Committee meetings.

         Expense Reimbursement / Travel Arrangements. You will be reimbursed for all travel, lodging and meal expenses related to Board meetings and any other ADVO-related activity. You should send a summary of your expenses and receipts after each meeting to Andrea Winkler in Windsor for prompt reimbursement. Andrea provides administrative support for Board matters. Lodging arrangements for each meeting will be made for you, and in the event that you need assistance with other travel arrangements, please contact Andrea Winkler.

         Compensation. At the end of every quarter, you will receive a $7,500 quarterly retainer, along with $1,000 per Board meeting attended in that quarter ($500 for a phone meeting), $500 per committee meeting ($250 for a phone meeting) and an additional $500 if you are a committee chair. Because we do not withhold taxes on these payments, you will receive an IRS Form 1099 in January, disclosing fees paid to you during the prior year. If you or your tax advisor would like current-year information at any time, please contact Andrea Winkler.

         Restricted Stock. Upon your election to the Board and at each annual meeting of stockholders at which you are re-elected, you will be granted 4,500 shares of restricted ADVO common stock. This stock will fully vest one year after issuance. While the stock is restricted, you will be able to vote it, but it is not transferable (except in the event of your death or a change of control of the Company). We will keep your restricted stock certificates at our corporate offices until they vest, at which time we will send them to you.

         Under the Internal Revenue Code, the full value of the restricted stock is treated as ordinary income to you at the time it vests, and will be reflected as such on your Form 1099 for that year. You may wish to discuss with your tax advisor whether to make a so-called Section 83(b) election, which must be filed with the Internal Revenue Service within 30 days of the date you are granted the restricted stock.
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The effect of this election is that you would have ordinary income in the amount of the value of the stock when it is granted to you, rather than when it vests.

         Stock Options. Upon your election to the Board, you will also be granted a ten-year option to purchase 15,000 shares of our common stock at an exercise price equal to the closing market price on that day. The option vests one year after the grant. You should discuss the tax treatment of stock options with your tax advisor, but in general, there is no taxable event until you exercise some or all of your option. At that time, you have ordinary income for the difference between the exercise price and the then-market price of the stock you acquire upon exercise, which will be shown on your Form 1099 for that year. Depending upon how long you hold your stock, you will then have either a short-term or long-term capital gain when you sell it. Under the terms of our stock option plan, your option may be exercised using shares of ADVO stock that you have held for at least six months.

         Stock Reporting / Power of Attorney. As a director of a public company, you have certain stock ownership reporting requirements under SEC rules. First, you must file a Form 3 with the SEC right after your election, setting forth your total ADVO securities holdings, including the grants described above. This will include any ADVO stock you or your spouse currently hold, either beneficially or of record. Then, each time you engage in a new transaction in our securities (for example, another grant, a purchase, a sale or a gift), you must file a Form 4 by the second business day following the transaction. Finally, in certain instances, you are required to file a Form 5 at the end of the year.

         We will be happy to handle these filings for you. It is extremely important that you notify us in advance if you plan to engage in any transaction in our securities, including exercise of stock options, sale of stock or gifting. Under SEC rules, we are required to disclose delinquencies in filing these forms.

         Because the time frame for making these filings with the SEC is so short, we ask you to grant a limited power of attorney to our controller and members of our legal team so that we can make these filings on your behalf. Therefore, please sign and return the enclosed Power of Attorney as soon as possible, which we will use to file your Form 3 and subsequent reports.

         Short-Swing Profit Rule. The short-swing profit rule for insiders, which includes Board members, provides that all trades of our stock within any six-month period are matched, and if the matching of a purchase and a sale results in a profit, whether or not the insider actually realized that profit, the insider must disgorge that profit to the Company.

         Insider Trading. Because of your position as a director, you will be in possession of, or may have attributed to you material, non-public information about the Company's from time to time. As you know, anyone in possession of material, non-public information about a public company may not trade in that company's securities. To assist directors in fulfilling their responsibilities under insider trading laws, the Company has established a gatekeeper to clear all trades in the Company's securities. At the present time, Stephen L. Palmer, Corporate Secretary and principal outside counsel, is the gatekeeper. Therefore, if you plan to trade in the Company's securities, you should contact Steve, who, in consultation with management, will determine whether or not you may trade in the Company's securities under insider trading laws.

         Trading "Window". To assist officers and directors with their financial planning, we have established a "window period" during which insiders may trade in the Company's securities (absent
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unusual circumstances). This period runs for four weeks, starting two days after our public announcement of quarterly and year-end earnings. In the event that the directors or other insiders are exposed to material, non-public information during a window period, it will, of course, be necessary to close the window earlier and the insider will not be able to trade until another trading window opens.

         Confidentiality. Consistent with their fiduciary duties to the Company, we expect our directors to maintain the confidentiality of information provided to them about the Company, unless it is publicly disclosed.

         Indemnification. We currently maintain a Directors and Officers Liability Insurance policy. Our by-laws also provide indemnification to directors to the maximum extent permissible under Delaware law.